                                                                      Exhibit 99

                       HUNTINGTON BANCSHARES INCORPORATED
                       RATIO OF EARNINGS TO FIXED CHARGES


                                                  THREE MONTHS ENDED                              YEAR ENDED
                                                    DECEMBER 31                                   DECEMBER 31
                                         -------------------------------------       ------------------------------------------
                                              1999                 1998                    1999                    1998
                                         ---------------      ----------------       ------------------      ------------------

EXCLUDING INTEREST ON DEPOSITS

Income before taxes                           $ 161,709              $132,547 (1)           $  614,771              $  530,122 (1)

Fixed charges:
        Interest expense                         92,231                62,887                  344,635                 305,838
        Interest factor of rent expense           3,929                 2,790                   11,928                  10,237
                                         ---------------      ----------------       ------------------      ------------------

           Total fixed charges                   96,160                65,677                  356,563                 316,075
                                         ---------------      ----------------       ------------------      ------------------

Earnings                                      $ 257,869              $198,224               $  971,334              $  846,197
                                         ===============      ================       ==================      ==================

Fixed charges                                 $  96,160              $ 65,677               $  356,563              $  316,075
                                         ===============      ================       ==================      ==================


RATIO OF EARNINGS TO FIXED CHARGES                 2.68 X                3.02 X                   2.72 X                  2.68 X


INCLUDING INTEREST ON DEPOSITS

Income before taxes                           $ 161,709              $132,547 (1)           $  614,771              $  530,122 (1)

Fixed charges:
        Interest expense                        262,854               233,094                  984,240                 978,271
        Interest factor of rent expense           3,929                 2,790                   11,928                  10,237
                                         ---------------      ----------------       ------------------      ------------------

           Total fixed charges                  266,783               235,884                  996,168                 988,508
                                         ---------------      ----------------       ------------------      ------------------

Earnings                                      $ 428,492              $368,431               $1,610,939              $1,518,630
                                         ===============      ================       ==================      ==================

Fixed charges                                 $ 266,783              $235,884               $  996,168              $  988,508
                                         ===============      ================       ==================      ==================


RATIO OF EARNINGS TO FIXED CHARGES                 1.61 X                1.56 X                   1.62 X                  1.54 X



(1) Excludes 1998 special charges, including merger costs.